Filed Pursuant to Rule 433

Registration No. 333-167135

November 4, 2010

FINAL PRICING TERM SHEET

(Relating to the Preliminary Prospectus Supplement dated November 4, 2010 and the Prospectus dated August 4, 2010)

Issuer:	Oglethorpe Power Corporation (An Electric Membership Corporation) (“OGLETH”)

Security:	5.375% First Mortgage Bonds, Series 2010 A due 2040

Ratings:*	Moody’s:	Baa1 (Stable Outlook)
	Standard & Poor’s:	A (Stable Outlook)
	Fitch:	A (Stable Outlook)

Size:	$450,000,000

Price to Public:	99.750%

Maturity Date:	November 1, 2040

Treasury Benchmark	4.375% due May 15, 2040

Treasury Price and Yield:	Price: 105-22+

Yield: 4.042%

Spread to Treasury:	T + 135 basis points

Re-offer Yield:	5.392%

Make-Whole Call:	T + 20 basis points

Coupon:	5.375%

Interest Payment Dates:	May 1 and November 1 of each year beginning May 1, 2011

Format:	SEC Registered

Denominations:	$1,000 and any integral multiple thereof

CUSIP:	677052AA0

ISIN Number:	US677052AAOO

Trade Date:	November 4, 2010

Expected Settlement Date:	November 9, 2010 (T+3)

Underwriters’ Discount	0.875%

Joint Book Runners	J.P. Morgan Securities LLC (30.0%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (20.0%)
Goldman, Sachs & Co. (20.0%)

Co-Managers:	BMO Capital Markets (7.5%) Mitsubishi UFJ Securities (USA), Inc. (7.5%) SunTrust Robinson Humphrey, Inc. (7.5%) Wells Fargo Securities LLC (7.5%)

* Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriting or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Oglethorpe Power Corporation at 770-270-7600, J.P. Morgan Securities LLC at 212-834-4533 or e-mailing the Syndicate Desk at prospectus@jpmchase.com or calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or e-mailing a request to dg.prospectus_requests@baml.com or by calling your Goldman, Sachs & Co. salesperson or Goldman, Sachs & Co., 200 West St., New York, NY 10282 Attention: Prospectus Department (212-902-1171).